SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

FEDFIRST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	0-54124	80-0578993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

565 Donner Avenue, Monessen, Pennsylvania 15062
(Address of principal executive offices) (Zip Code)

(724) 684-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2011, First Federal Savings Bank (the “Bank”), a wholly owned subsidiary of FedFirst Financial Corporation (the “Company”), and Richard B. Boyer, Vice President-Insurance of the Bank and President of Exchange Underwriters, a subsidiary of the Bank, entered into an agreement effective November 29, 2011 (the “Agreement”), terminating the Executive Supplemental Retirement Agreement (the “Retirement Agreement”) entered into on July 1, 2002, as amended.

Under the Retirement Agreement, if Mr. Boyer continued to be employed by the Bank until age 55, and was terminated without cause (as defined in the SERP), or was terminated for just cause (as defined in the Retirement Agreement), then, in either event, Mr. Boyer would have been entitled to receive an estimated annual payment of $34,000 over a period of 15 years commencing on December 31st in the year in which Mr. Boyer attains age 55.  In addition, Mr. Boyer would have been entitled to an annual index retirement benefit payable until his death.  In consideration for the termination of the Retirement Agreement and benefits thereunder, Mr. Boyer agreed to receive a lump sum payment of $930,000.

The Bank has also terminated all other outstanding executive supplemental retirement agreements between the Bank and current and former employees.  Substantially all of the liabilities associated with such executive supplemental retirement agreements were previously recorded as an expense by the Company in prior years.  The Company expects to record a one-time, pre-tax expense of $970,000, excluding projected expense if all retirement agreements remained in existence, in the fourth quarter of 2011 in connection with the termination of all of the outstanding executive supplemental retirement agreements.

A copy of the Agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Number	Description

10.1	Agreement dated as of November 30, 2011 by and between First Federal Savings Bank and Richard B. Boyer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDFIRST FINANCIAL CORPORATION

Date: December 2, 2011	By:	/s/Patrick G. O’Brien
	Name:	Patrick G. O’Brien
	Title:	President and Chief Executive Officer